Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting parts of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity U.S. Government Reserves, of our report dated January 6, 1998 on the financial statements and financial highlights included in the November 30, 1997 Annual Report to Shareholders of Fidelity U.S. Government Reserves.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Fidelity U.S. Government Reserves Auditor" in the Statement of Additional Information.
/s/Price Waterhouse LLP
    Price Waterhouse LLP

Boston, Massachusetts
January 14, 1998